SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C.  20549


                             FORM 8-K

                          Current Report

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported): May 16, 1997


                     JORDAN INDUSTRIES, INC.
      (Exact name of registrant as specified in its charter)


        Illinois                 33-24317                     36-3598114
 (State or other jurisdiction (Commission File Number)    (I.R.S. Employer
      of incorporation)                                   Identification No.)

                   ArborLake Centre, Suite 550
                1751 Lake Cook Road, Deerfield, IL             60015
             (Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including are code: (847) 945-5591


                          Not Applicable
  (Former name or former address, if changed since last report)

               INFORMATION TO BE INCLUDED IN REPORT


Item 1.  Changes in Control of Registrant.

     Not Applicable.


Item 2.  Acquisition or Disposition of Assets.

     Not Applicable.


Item 3.  Bankruptcy or Receivership.

     Not Applicable.


Item 4.  Changes in Registrant's Certifying Accountant.

     Not Applicable.


Item  5.  Other Events.

     On May 16, 1997, Jordan Industries, Inc. (the "Company") participated in a recapitalization, as further described in the press release attached as an exhibit hereto (the
"Recapitalization") of its majority-owned subsidiary, Motors and Gears Holdings, Inc. ("M&G").

     In November 1996, M&G, through its subsidiaries, acquired the business and assets of the Company's restricted subsidiaries Imperial Electric Company, Scott Motors Company and Gear Research Company, for $75.7 million in cash, assumption of approximately $5.0 million of debt, and an earnout based upon 50% of cumulative EBITDA of the purchased businesses of Imperial, Scott and Gear over $50 million during the five years following the purchase. As a result of this purchase, the Company recognized $62.7 million of deferred gain at the time of purchase for Federal income tax purposes, as adjusted for the value of the earnout, once finally determined. This deferred gain will be reported as the M&G group reports depreciation and amortization over approximately 15 years on most of the step-up in basis of those purchased assets. As long as M&G remains in the Company's affiliated group, the gain reported and the depreciation on the step-up in basis should exactly offset each other. Upon any future deconsolidation of M&G from the company's affiliated group for Federal income tax purposes, any unreported gain would be fully reported and subject to tax.

     In connection with the Recapitalization, M&G issued 16,250 shares of M&G common stock (representing approximately 82.5% of the outstanding shares of M&G common stock to certain stockholders and affiliates of the Company and M&G management for a total consideration of $2.2 million (of which $1.1 million was paid in cash and $1.1 million was paid through the delivery of 8% zero coupon notes due 2007). As a result ot the Recapitalization, certain of the Company's affiliates and M&G management will own substantially all of the M&G common stock and the Company's investment in M&G will be represented solely by the Cumulative Preferred Stock of M&G (the "Junior Preferred Stock"), but not by any common stock of M&G, which will be held by stockholders and affiliates of the Company and management of M&G. As a matter of corporate law, the directors and majority stockholders of M&G will owe fiduciary and other duties to M&G common stockholders, which may conflict with the interests of the Company. The Company has obtained an independent opinion as to the fairness, from a financial point of view, of the Recapitalization to the Company and its public bondholders.

     So long as the Company holds the M&G Junior Preferred Stock, the Company expects to continue to consolidate M&G and its subsidiaries for financial reporting purposes as subsidiaries of the Company. However, the Junior Preferred Stock discontinues its participation in M&G's earnings on the fifth anniversary of issuance. In addition, this financial consolidation and any continuing Company investment in M&G will be discontinued upon the redemption of the Junior Preferred Stock, or at such time as the Junior Preferred Stock ceases to represent at least a majority of the voting power and a majority share in the earnings of the relevant company. As long as the Junior Preferred Stock is outstanding, the Company expects the vote test to be satisfied.
The value test depends on the relative values of the Junior Preferred Stock and the common shares of M&G. The Junior Preferred Stock is mandatorily redeemable upon certain events and are redeemable at the option of M&G, in whole or in part, at any time.

     The Company also expects to include the subsidiaries of M&G in its consolidated group for Federal income tax purposes. This consolidation would be discontinued, however, upon the redemption of the Junior Preferred Stock, which could result in recognition by the Company of substantial income tax liabilities arising out of the Recapitalization. If such deconsolidation had occurred at March
31, 1997, the Company believes that the amount of taxable income to the Company attributable to M&G would have been approximately $58.0 million (or approximately $23.2 million of tax liabilities, assuming a 40% combined Federal, state and local income tax rate).
The Company currently expects to offset these tax liabilities arising from deconsolidation by using net income loss carry-forwards (approx-imately $59.0 million at March 31, 1997), and to pay any remaining liability with redemption proceeds from the Junior Preferred Stock. Deconsolidation would also occur with respect to M&G if the Junior Preferred Stock ceased to represent at least 80% of the voting power and 80% of the combined stock value of the outstanding Junior Preferred Stock and common stock of M&G.
As long as the Junior Preferred Stock is outstanding, the Company expects the vote test to be satisfied. The value test depends on the relative values of the Junior Preferred Stock and common stock.
It is likely that by the fifth anniversary of their issuances, the Junior Preferred Stock would cease to represent 80% of the relevant total combined stock value. It is entirely possible, however, that the 80% value test could fail well prior to the fifth anniversary after issuance. In the event that deconsolidation occurs without a redemption of the Junior Preferred Stock, the tax liabilities discussed above would be incurred without the Company receiving the proceeds of a redemption.

Item 6.  Resignations of Registrant's Directors.

     Not Applicable.


Item 7.  Financial Statements, Pro Forma Financial Information and
Exhibits.

     Not Applicable.


Item 8.  Change in Fiscal Year.

     Not Applicable.


Item 9.  Sales of Equity Securities Pursuant to Regulation S.

     Not Applicable.
                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              JORDAN INDUSTRIES, INC.



Date: July 29, 1997              By:  /s/  Thomas C. Spielberger
                                 Name: Thomas C. Spielberger
                                 Title: Vice President,
                                 Controller and Principal
                                 Accounting Officer

FOR IMMEDIATE RELEASE

             JORDAN INDUSTRIES, INC. RECAPITALIZATION


Jordan Industries, Inc.
June 23, 1997

Contact:  Thomas Spielberger
          Gordon Nelson
          (847) 945-5591


Deerfield, Illinois. Jordan Industries, Inc.("the Company") announced a financial recapitalization and business repositioning plan involving the Company and its subsidiaries, including Motors and Gears Holdings, Inc. ("M&G"), which owns and conducts the Company's electric motor and gear product business, and Jordan Telecommunications Products, Inc. ("JTP"), which owns and conducts the Company's telecommunications and data communications product businesses.

John W. Jordan, II., Chairman and Chief Executive Officer of the Company, said "We're very excited about this plan, which we are able to undertake as a result of our success in building a significant business in several key industries. We believe that this plan provides significant benefits both for our bondholders and investors and for the operations of our Company. From an investor perspective, there are a number of advantages to the plan. It rewards existing bondholders with a premium in current holdings and it gives them the opportunity to continue to invest in what we feel has proven to be an excellent Company and outstanding credit".

Mr. Jordan continued, "From our Company's standpoint, the plan also provides JTP's excellent management team with the financial flexibility to continue to successfully access the significant global growth opportunities available to JTP while allowing the Company and its restricted subsidiaries to continue to execute its proven business strategies on a more stand alone, industry focused basis."

In May 1997, the Company recapitalized its investment in M&G through the amendment and restatement of its preferred stock investment in its M&G Cumulative Preferred Stock and the investment in and acquisition by the Company's stockholders and affiliates and M&G management of the M&G common stock. The M&G recapitalization transactions were subject to a fairness opinion to the Company and its bondholders.

In June 1997, M&G completed the acquisition of FIR
Electromeccanica SpA for approximately $48.4 million, which was financed through M&G bank borrowings.

In connection with the plan, the Company will recapitalize its investment in JTP and JTP will acquire the Company's telecommunications and data communications products business from the Company for total consideration of approximately $294.0 million, consisting of $264.0 million of net cash proceeds, $10.0 million of assumed indebtedness and preferred stock, and the issuance to the Company of $20.0 million aggregate liquidation preference of JTP Junior Preferred Stock. The Company's stockholders and affiliates and JTP management will also invest in and acquire the JTP common stock. The JTP recapitalization transactions will be subject to a fairness opinion to the Company and its bondholders.

JTP will finance the cash portion of this total consideration through JTP's private placement of $180 million of JTP Senior Notes due 2006, $75 million of JTP Senior Subordinated Discount Debentures due 2007, and $20 million of JTP Senior Preferred Stock.

In May 1997, JTP acquired the business and assets of LoDan West, Inc. for approximately $16.0 million. For the twelve months ended May 30,1997, JTP's net sales and EBITDA on a pro forma basis and giving effect to the plan were approximately $227.2 million and $40.4 million, respectively.

Pursuant to the plan, the Company expects to privately place $105 million of the Company's Senior Notes due 2007, and to apply the net proceeds from this private placement, as well as the net proceeds received by the Company in connection with the JTP recapitalization, to repay approximately $78 million of bank borrowings by the company's subsidiaries under their credit agreements and to repurchase up to $275 million of the Company's 10 % Senior Notes due 2003 pursuant to a tender offer and related consent solicitation. The Company also expects to conduct a consent solicitation with regard to its 11 % Senior Subordinated Discount debentures due 2009 in order to conform their covenant structure to those in the Company's Senior Notes due 2007.

In May 1997, the Company sold its subsidiary, Hudson Lock, Inc., for approximately $39.1 million, and the Company expects in the next months to sell its subsidiary, Paw Print Mailing List services, Inc., to an affiliate of the Company for approximately $12.5 million. For the twelve months ended May 31, 1997, the Company's net sales and EBITDA on a pro forma basis were $665.9 million and $114.6 million, respectively, and the net sales and EBITDA of the Company's "Restricted Subsidiaries" for purposes of its bonds (which do not include M&G and JTP) on a pro forma basis and giving effect to the plan were $278.0 million and $34.1 million, respectively.

The Completion by the Company and JTP of their private placements are not contingent upon the prior completion of any particular component of the plan. The Company's tender offer for the 10 Senior Notes due 2003 is expected to close on or about July 21, 1997.

The Company was organized to acquire and operate a diverse group of businesses on a decentralized basis, with a corporate staff providing strategic direction and support. The company is currently comprised of 25 businesses which are divided into four strategic business groups: (i) Specialty Printing and Labeling,
(ii) Consumer and Industrial Products, (iii) Motors and Gears and
(iv) Jordan Telecommunication Products. The Company believes that its businesses are characterized by leading positions in niche industries, high operating margins, strong management, minimal working capital and capital expenditure requirements and low sensitivity to technological change and economic cycles.

Inquiries should be directed to Thomas Spielberger or Gordon
Nelson of the Company at (847) 945-5591.